Exhibit 12. (b)

COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES AND PREFERRED SHARE
                             DIVIDENDS
         SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES


                                              Year
                                              Ended
                                            December 30        Year Ended December 31
                                            -----------     -------------------------------
                                              1995          1994     1993     1992     1991
                                                      (millions, except ratios)
Fixed Charges
 Interest and amortization of debt discount
  and expense on all indebtedness            $1,373        $1,279   $1,318   $1,389   $1,568

 Add interest element implicit in rentals       119           114      105      165      155
                                              1,492         1,393    1,423    1,554    1,723
 Preferred dividend factor                       89           234      209      120        7
 Interest capitalized                             4             1        3       23       22
Total fixed charges                          $1,585        $1,628   $1,635   $1,697   $1,752

Income (loss)
 Income (loss) from continuing operations    $1,025          $857     $625  ($1,812)    $160
 Add undistributed net loss
  of unconsolidated companies                     9            (7)       6       (4)     (11)
                                              1,016           864      619   (1,808)     171
Add
 Fixed charges (excluding interest
  capitalized and preferred dividend factor)  1,492         1,393    1,423    1,554    1,723
 Income taxes (benefit)                         703           614      329   (1,040)     126
  Income (loss) before fixed charges and
   income taxes                              $3,211        $2,871   $2,371  ($1,294)  $2,020

Ratio of income to combined fixed charges
  and preferred share dividends                2.03          1.76     1.45     (A)      1.15

(A) As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges and preferred share dividends by $2,991 million.